Exhibit (d)(83)

AMENDMENT TO
ADMINISTRATION AGREEMENT
between
STRATEGIC ADVISERS, INC.
and
FIDELITY MANAGEMENT & RESEARCH COMPANY

This Amendment dated as of this 19th day of May 2005, by and between Strategic Advisers, Inc., a Massachusetts corporation (the "Adviser"), and Fidelity Management & Research Company, a Massachusetts corporation (the "Administrator"), as set forth in its entirety below.

WHEREAS, the Adviser has entered into a Management Agreement with Fidelity Aberdeen Street Trust on behalf of Fidelity Advisor Freedom 2035 Fund (the "Portfolio"), amended as of the date hereof to provide that the Portfolio shall not pay the Adviser a fee for the services rendered thereunder; and

WHEREAS, the parties desire to amend this Administration Agreement for the purpose of eliminating the fee paid by the Adviser to the Administrator thereunder.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Paragraph 4 of the Administration Agreement is hereby deleted in its entirety and replaced with the following:

"4. The Adviser shall not pay the Administrator a fee for the services rendered hereunder."

2. In all other respects, the Administration Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized and to be delivered under seal, all as of the date written above.

FIDELITY MANAGEMENT & RESEARCH
COMPANY

By	/s/JS Wynant
JS Wynant Vice President

STRATEGIC ADVISERS, INC.

By	/s/Richard A. Spillane, Jr.
Richard A. Spillane, Jr. President